Exhibit 99.1

Boot Barn Holdings, Inc. Announces First Quarter Fiscal Year 2023 Financial Results

IRVINE, Calif.--(BUSINESS WIRE)--July 27, 2022--Boot Barn Holdings, Inc. (NYSE: BOOT) today announced its financial results for the first fiscal quarter ended June 25, 2022. The Company has also filed a Supplemental Financial Presentation that has been made available at investor.bootbarn.com.

For the quarter ended June 25, 2022:

  Net sales increased 19.4% over the prior-year period to $365.9 million.
  Same store sales increased 10.0% compared to the prior-year period, comprised of an increase in retail store same store sales of 10.1% and an increase in e-commerce same store sales of 9.3%.
  Net income was $39.3 million, or $1.29 per diluted share, compared to $40.6 million, or $1.35 per diluted share in the prior-year period. Net income per diluted share in the current-year and prior-year periods includes an approximately $0.03 and $0.09 per share benefit, respectively, primarily due to income tax accounting for share-based compensation. Excluding the tax benefits, net income per diluted share in both periods was $1.26.
  The Company opened 11 new stores bringing its total count to 311.

“Our first quarter performance represents a strong start to the new year,” said Jim Conroy, President and Chief Executive Officer. “Following the tremendous growth and profitability we achieved in fiscal 2022, we are very pleased to report another quarter of double-digit same store sales growth and earnings per share that were ahead of our expectations. Our merchandise and marketing strategies combined with our expanding omni-channel capabilities continue to fuel strong full-price selling in stores and online. Our new stores are proving to be highly productive and we feel great about our real estate pipeline. We believe the addition of these new stores will help us to further gain share in the combined $40 billion western, work and country lifestyle markets. Given the current tone of the business, we continue to expect total sales to grow double digits versus last year driven by new store openings with same store sales flat to growing low single digits.”

Operating Results for the First Quarter Ended June 25, 2022 Compared to the First Quarter Ended June 26, 2021

  Net sales increased 19.4% to $365.9 million from $306.3 million in the prior-year period. Consolidated same store sales increased 10.0% with retail store same store sales up 10.1% and e-commerce same store sales up 9.3%. The increase in net sales was the result of the increase in consolidated same store sales and the incremental sales from new stores opened over the past twelve months.
  Gross profit was $137.8 million, or 37.7% of net sales, compared to $116.4 million, or 38.0% of net sales, in the prior-year period. Gross profit increased primarily due to increased sales. The decrease in gross profit rate of 30 basis points was driven by 70 basis points of deleverage in buying, occupancy and distribution center costs, partially offset by a 40 basis-point increase in merchandise margin. Merchandise margin increased 40 basis points despite a 70 basis-point headwind from increased freight charges. The merchandise margin expansion was primarily a result of growth in exclusive brand penetration and better full-price selling.

  Selling, general and administrative expenses were $85.4 million, or 23.3% of net sales, compared to $62.8 million, or 20.5% of net sales, in the prior-year period. The increase in selling, general and administrative expenses was primarily a result of higher store payroll and overhead, in addition to increased marketing expenses in the current-year period compared to the prior-year period. Selling, general and administrative expenses as a percentage of net sales increased by 280 basis points primarily as a result of higher store labor and marketing expense as a percentage of sales.
  Income from operations decreased $1.2 million to $52.4 million, or 14.3% of net sales, compared to $53.6 million, or 17.5% of net sales, in the prior-year period, primarily due to higher selling, general and administrative expenses.
  Net income was $39.3 million, or $1.29 per diluted share, compared to net income of $40.6 million, or $1.35 per diluted share in the prior-year period. Net income per diluted share in the current-year and prior-year periods includes an approximately $0.03 and $0.09 per share benefit, respectively, primarily due to income tax accounting for share-based compensation. Excluding the tax benefits, net income per diluted share was $1.26 in both the current-year and prior-year periods.

Current Business

The following table includes same store sales and total net sales growth for the periods indicated below:

	Four Weeks Fiscal April	Four Weeks Fiscal May	Five Weeks Fiscal June	Thirteen Weeks Ended June 25, 2022	Preliminary Four Weeks Fiscal July
Retail Stores SSS	8.1%	14.8%	8.1%	10.1%	1.5%
E-commerce SSS	13.1%	8.5%	6.4%	9.3%	(4.3)%
Total SSS	8.8%	13.9%	7.9%	10.0%	0.6%

Total Net Sales Growth	18.3%	22.8%	17.7%	19.4%	10.1%

Balance Sheet Highlights as of June 25, 2022

  Cash of $16.0 million.
  $74.9 million drawn under our revolving credit facility, which was expanded earlier this month by $70 million to a capacity of $250 million and extended to July 2027.

Fiscal Year 2023 Outlook

In light of recent macroeconomic uncertainty, the Company is providing updated guidance for the fiscal year ending April 1, 2023, superseding in its entirety the previous guidance issued in its fourth quarter and fiscal year 2022 earnings report on May 10, 2022. As a result, for the fiscal year ending April 1, 2023, the Company now expects:

  To open 40 new stores.
  Total sales of $1.68 billion to $1.70 billion, representing growth of 12.9% to 14.2% over the prior year.
  Same store sales range of approximately flat to 2.0%.
  Income from operations between $247 million and $255 million. This represents approximately 14.7% to 15.0% of sales.
  Interest expense of $4 million.
  Effective tax rate of 25.2% for the remaining nine months of the year.
  Net income of $182.7 million to $188.6 million.
  Net income per diluted share of $6.00 to $6.20 based on 30.5 million weighted average diluted shares outstanding.
  Capital expenditures between $80 million and $87 million.
  Fiscal year 2023 is a 53-week year and the Company expects to generate approximately $34 million of sales and earn approximately $0.19 per diluted share in the 53rd week, which is included in the above guidance range.

For the fiscal second quarter ending September 24, 2022, the Company expects:

  Total sales of $339 million to $346 million, with same store sales of approximately flat.
  Net income per diluted share of $0.87 to $0.93 based on 30.4 million weighted average diluted shares outstanding.

Conference Call Information

A conference call to discuss the financial results for the first quarter of fiscal year 2023 is scheduled for today, July 27, 2022, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to dial (877) 451-6152. The conference call will also be available to interested parties through a live webcast at investor.bootbarn.com. Please visit the website and select the “Events and Presentations” link at least 15 minutes prior to the start of the call to register and download any necessary software. A Supplemental Financial Presentation is also available on the investor relations section of the Company’s website. A telephone replay of the call will be available until August 27, 2022, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the conference identification number: 13731781. Please note participants must enter the conference identification number in order to access the replay.

About Boot Barn

Boot Barn is the nation’s leading lifestyle retailer of western and work-related footwear, apparel and accessories for men, women and children. The Company offers its loyal customer base a wide selection of work and lifestyle brands. As of the date of this release, Boot Barn operates 313 stores in 39 states, in addition to an e-commerce channel www.bootbarn.com. The Company also operates www.sheplers.com, the nation’s leading pure play online western and work retailer and www.countryoutfitter.com, an e-commerce site selling to customers who live a country lifestyle. For more information, call 888-Boot-Barn or visit www.bootbarn.com.

Forward Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements refer to our current expectations and projections relating to, by way of example and without limitation, our financial condition, liquidity, profitability, results of operations, margins, plans, objectives, strategies, future performance, business and industry. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate", "estimate", "expect", "project", "plan“, "intend", "believe", “may”, “might”, “will”, “could”, “should”, “can have”, “likely”, “outlook” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events, but not all forward-looking statements contain these identifying words. These forward-looking statements are based on assumptions that the Company’s management has made in light of their industry experience and on their perceptions of historical trends, current conditions, expected future developments and other factors they believe are appropriate under the circumstances. As you consider this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. These risks, uncertainties and assumptions include, but are not limited to, the following: the effect of COVID-19 on our business operations, growth strategies, store traffic, employee availability, financial condition, liquidity and cash flow; decreases in consumer spending due to declines in consumer confidence, local economic conditions or changes in consumer preferences; the Company’s ability to effectively execute on its growth strategy; and the Company’s failure to maintain and enhance its strong brand image, to compete effectively, to maintain good relationships with its key suppliers, and to improve and expand its exclusive product offerings. The Company discusses the foregoing risks and other risks in greater detail under the heading “Risk factors” in the periodic reports filed by the Company with the Securities and Exchange Commission. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect the Company’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. Because of these factors, the Company cautions that you should not place undue reliance on any of these forward-looking statements. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict those events or how they may affect the Company. Further, any forward-looking statement speaks only as of the date on which it is made. Except as required by law, the Company does not intend to update or revise the forward-looking statements in this press release after the date of this press release.

Boot Barn Holdings, Inc. Consolidated Balance Sheets (In thousands, except per share data) (Unaudited)

	June 25,	March 26,
	2022	2022
Assets
Current assets:
Cash and cash equivalents	$16,014	$20,674
Accounts receivable, net	9,240	9,662
Inventories	534,380	474,300
Prepaid expenses and other current assets	57,781	37,195
Total current assets	617,415	541,831
Property and equipment, net	177,447	155,247
Right-of-use assets, net	264,569	241,147
Goodwill	197,502	197,502
Intangible assets, net	60,797	60,813
Other assets	3,488	3,315
Total assets	$1,321,218	$1,199,855
Liabilities and stockholders’ equity
Current liabilities:
Line of credit	$74,873	$28,549
Accounts payable	151,638	131,394
Accrued expenses and other current liabilities	119,229	133,408
Short-term lease liabilities	45,116	43,117
Total current liabilities	390,856	336,468
Deferred taxes	28,470	26,895
Long-term lease liabilities	259,976	234,584
Other liabilities	2,382	2,232
Total liabilities	681,684	600,179

Stockholders’ equity:
Common stock, $0.0001 par value; June 25, 2022 - 100,000 shares authorized, 29,995 shares issued; March 26, 2022 - 100,000 shares authorized, 29,820 shares issued	3	3
Preferred stock, $0.0001 par value; 10,000 shares authorized, no shares issued or outstanding	—	—
Additional paid-in capital	204,002	199,054
Retained earnings	444,795	405,477
Less: Common stock held in treasury, at cost, 188 and 135 shares at June 25, 2022 and March 26, 2022, respectively	(9,266)	(4,858)
Total stockholders’ equity	639,534	599,676
Total liabilities and stockholders’ equity	$1,321,218	$1,199,855

Boot Barn Holdings, Inc. Consolidated Statements of Operations (In thousands, except per share data) (Unaudited)

	Thirteen Weeks Ended
	June 25,	June 26,
	2022	2021
Net sales	$365,856	$306,327
Cost of goods sold	228,026	189,900
Gross profit	137,830	116,427
Selling, general and administrative expenses	85,405	62,784
Income from operations	52,425	53,643
Interest expense	725	2,563
Other (loss)/income, net	(273)	104
Income before income taxes	51,427	51,184
Income tax expense	12,109	10,539
Net income	$39,318	$40,645

Earnings per share:
Basic	$1.32	$1.38
Diluted	$1.29	$1.35
Weighted average shares outstanding:
Basic	29,747	29,361
Diluted	30,386	30,213

Boot Barn Holdings, Inc. Consolidated Statements of Cash Flows (In thousands) (Unaudited)

	Thirteen Weeks Ended
	June 25,	June 26,
	2022	2021
Cash flows from operating activities
Net income	$39,318	$40,645
Adjustments to reconcile net income to net cash (used in)/provided by operating activities:
Depreciation	8,022	6,152
Stock-based compensation	4,701	3,201
Amortization of intangible assets	16	18
Noncash lease expense	11,119	9,221
Amortization and write-off of debt issuance fees and debt discount	44	1,064
Loss/(gain) on disposal of assets	177	(4)
Gain on adjustment of right-of-use assets and lease liabilities	—	(33)
Deferred taxes	1,575	(5,891)
Changes in operating assets and liabilities:
Accounts receivable, net	600	4,912
Inventories	(60,080)	(21,002)
Prepaid expenses and other current assets	(20,630)	(7,309)
Other assets	(173)	(457)
Accounts payable	18,024	5,252
Accrued expenses and other current liabilities	(21,523)	19,071
Other liabilities	150	568
Operating leases	(7,108)	(9,080)
Net cash (used in)/provided by operating activities	$(25,768)	$46,328
Cash flows from investing activities
Purchases of property and equipment	$(20,835)	$(9,294)
Net cash used in investing activities	$(20,835)	$(9,294)
Cash flows from financing activities
Borrowings on line of credit - net	$46,324	$—
Repayments on debt and finance lease obligations	(220)	(61,682)
Tax withholding payments for net share settlement	(4,408)	(2,476)
Proceeds from the exercise of stock options	247	3,616
Net cash provided by/(used in) financing activities	$41,943	$(60,542)

Net decrease in cash and cash equivalents	(4,660)	(23,508)
Cash and cash equivalents, beginning of period	20,674	73,148
Cash and cash equivalents, end of period	$16,014	$49,640

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$19,226	$—
Cash paid for interest	$534	$1,496
Supplemental disclosure of non-cash activities:
Unpaid purchases of property and equipment	$17,473	$4,130

Boot Barn Holdings, Inc. Store Count

	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	June 25,	March 26,	December 25,	September 25,	June 26,	March 27,	December 26,	September 26,
	2022	2022	2021	2021	2021	2021	2020	2020
Store Count (BOP)	300	289	278	276	273	266	265	264
Opened/Acquired	11	11	11	3	3	8	1	1
Closed	—	—	—	(1)	—	(1)	—	—
Store Count (EOP)	311	300	289	278	276	273	266	265
Boot Barn Holdings, Inc. Selected Store Data

	Thirteen Weeks Ended
	June 25,	March 26,	December 25,	September 25,	June 26,	March 27,	December 26,	September 26,
	2022	2022	2021	2021	2021	2021	2020	2020
Selected Store Data:
Same Store Sales growth/(decline)	10.0%	33.3%	54.2%	61.7%	78.9%	26.9%	4.6%	(5.1)%
Stores operating at end of period	311	300	289	278	276	273	266	265
Total retail store square footage, end of period (in thousands)	3,333	3,194	3,063	2,940	2,915	2,854	2,787	2,779
Average store square footage, end of period	10,717	10,648	10,597	10,575	10,563	10,455	10,477	10,486
Average net sales per store (in thousands)	$1,031	$1,094	$1,372	$965	$942	$792	$889	$565

Contacts

Investor Contact:
ICR, Inc.
Brendon Frey, 203-682-8216
BootBarnIR@icrinc.com

or

Company Contact:
Boot Barn Holdings, Inc.
Mark Dedovesh
Vice President, Investor Relations & Financial Planning
BootBarnIRMedia@bootbarn.com